Exhibit 99.1

FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

               ASSOCIATED MATERIALS REPORTS SECOND QUARTER RESULTS

CUYAHOGA FALLS, Ohio, August 1 -- Associated Materials Incorporated ("AMI" or "Company") today announced second quarter 2003 net sales from continuing operations of $180.4 million, a 9.4% increase over $164.9 million for the same period in 2002. For the six months ended June 28, 2003, net sales from continuing operations were $291.3 million or 5.6% higher than $275.9 million for the same period in 2002. As discussed below, results of continuing operations exclude the Company's AmerCable division, which was sold on June 24, 2002.

Net income for the second quarter of 2003 was $10.3 million. This compares to a net loss of $4.5 million for the same period in 2002. For the six months ended June 28, 2003, net income was $5.3 million compared to a net loss of $6.0 million for the same period in 2002.

EBITDA (as defined below) for the second quarter of 2003 was $25.9 million compared to $6.5 million for the second quarter of 2002. EBITDA for the second quarter of 2002 includes $1.3 million of EBITDA relating to the AmerCable division, costs of $7.3 million related to the Company's merger transaction with Harvest Partners, Inc., debt extinguishment costs of $7.6 million and a cost of sales expense of $1.9 million relating to an inventory fair value adjustment recorded at the time of the merger. A reconciliation of EBITDA to net income
(loss) is included in the table below.

EBITDA for the six months ended June 28, 2003 was $25.5 million compared to $8.7 million for the same period in 2002. EBITDA for the six months ended June 30, 2002 includes $1.9 million of EBITDA relating to the AmerCable division, merger transaction costs of $9.3 million, debt extinguishment costs of $7.6 million and a cost of sales expense of $1.9 million relating to an inventory fair value adjustment recorded at the time of the merger.

Michael Caporale, President and Chief Executive Officer, commented, "I'm very pleased with Associated Materials' second quarter results, particularly when compared to the very strong operating results of the second quarter of 2002 and following a difficult first quarter of 2003."

Mr. Caporale continued, "The macroeconomic drivers which impact the building products industry continued to be positive in the second quarter. Consumer confidence increased in the second quarter from earlier in the year and interest rates remain at historical lows. Sales of existing homes and single-family housing starts also improved from the first quarter. The fundamentals which drive the new construction and remodeling markets continue to remain strong."

Results of Continuing Operations

Sales from continuing operations increased 9.4% during the second quarter of 2003 compared to the same period in 2002, primarily driven by increased window sales, partially offset by a decrease in vinyl siding sales. Gross profit in the second quarter of 2003 was $56.8 million, or 31.5% of net sales as compared to gross profit of $51.1 million, or 31.0% of net sales, in the second quarter of 2002. Included in the gross profit margin for the quarter ended June 30, 2002 was a cost of sales expense of $1.9 million relating to an inventory fair value adjustment recorded at the time of the merger. Excluding this adjustment, gross profit margin percentage decreased primarily as a result of window sales comprising a larger proportion of total sales in 2003 compared to the same period in 2002. Selling, general and administrative expense increased to $33.7 million, or 18.7% of net sales, for the second quarter of 2003 versus $33.2 million, or 20.1% of net sales, for the same period in 2002. The increase in selling, general and administrative expense is primarily a result of the three new supply centers added in 2003 along with seven new supply centers added in 2002, which had three full months of expense in 2003. Income from operations was $23.1 million in the second quarter of 2003 compared to $17.9 million for the same period in 2002.

Sales from continuing operations increased 5.6% for the six months ended June 28, 2003 compared to the same period in 2002, primarily driven by increased window sales, partially offset by a decrease in vinyl siding sales. Gross profit increased to $85.0 million, or 29.2% of net sales, for the six months ended June 28, 2003 compared to $81.8 million, or 29.6% of net sales, for the same period in 2002. The decrease in gross profit margin percentage was primarily a result of window sales comprising a larger proportion of total sales in 2003 compared to the same period in 2002. Selling, general and administrative expense increased to $65.0 million, or 22.3% of net sales, for the six months ended June 28, 2003 compared to $62.7 million, or 22.7% of net sales, for the same period in 2002. The increase in selling, general and administrative expense is primarily a result of the three new supply centers added in 2003 along with the seven new supply centers added in 2002, which had six full months of expense in 2003. Income from operations was $20.0 million for the six months ended June 28, 2003 compared to $19.0 million for the same period in 2002.

Predecessor and Successor Results of Operations

Accounting principles generally accepted in the United States require operating results prior to the merger completed on April 19, 2002 to be presented as the Predecessor's results in the historical financial statements. Operating results subsequent to the merger are presented as the Successor's results in the historical financial statements. AmerCable's results are included in continuing operations of the Predecessor as it was the Successor's decision to divest this division.

Net income for the second quarter of 2003 was $10.3 million, which includes income from operations of $23.1 million, interest expense of $5.5 million and an income tax provision of $7.3 million. The Predecessor had net sales and a net loss of $57.0 million and $4.2 million, respectively, for the period from April 1, 2002 to April 18, 2002. The Predecessor's net loss includes income from operations of $5.4 million, interest expense of $0.4 million, $7.3 million of transaction costs associated with the Predecessor's strategic review process and merger and an income tax provision of $1.9 million. The Successor had net sales and a net loss of $114.0 million and $0.3 million, respectively, for the period from April 19, 2002 to June 30, 2002. The Successor's net loss includes income from operations of $13.0 million, interest expense of $5.0 million, $7.6 million of debt extinguishment costs, an income tax provision of $0.2 million and the loss from discontinued operations of $0.5 million, net of tax, for the Company's AmerCable division.

Net income for the six months ended June 28, 2003 was $5.3 million, which includes income from operations of $20.0 million, interest expense of $10.9 million and an income tax provision of $3.7 million. The Predecessor had net sales and a net loss of $180.2 million and $5.8 million for the period from January 1, 2002 to April 18, 2002. The Predecessor's net loss includes income from operations of $6.6 million, interest expense of $2.1 million, $9.3 million of transaction costs associated with the Predecessor's strategic review process and merger and an income tax provision of $1.0 million. The Successor's results are discussed above.

Acquisition of Gentek Holdings, Inc.

On July 31, 2003, AMI signed a definitive agreement to acquire all of the issued and outstanding shares of capital stock of Gentek Holdings, Inc. Gentek Holdings, Inc. is the parent of Gentek Building Products, Inc. and Gentek Building Products Limited (collectively Gentek). Gentek manufactures and distributes vinyl, aluminum and steel siding and accessories and vinyl windows.

Sale of AmerCable

On June 24, 2002, AMI completed the sale of its AmerCable division to AmerCable Incorporated, a newly-formed entity controlled by Wingate Partners III, L.P. and members of AmerCable's management for cash proceeds of approximately $28.3 million and the assumption of certain liabilities.

Non-GAAP Financial Measures

The Company has changed the way it describes its historical financial performance in its earnings releases in connection with the adoption by the SEC of Regulation G and other rules affecting the use and disclosure of non-GAAP financial measures. Accordingly, EBITDA as used in this release has not been adjusted for items that may impact its comparability to prior periods, including items such as AmerCable's results of operations, merger transaction costs, debt extinguishment costs, and the cost of sales expense relating to an inventory fair value adjustment recorded at the time of the merger.

            *                      *                          *

Associated Materials management will host its second quarter earnings conference call on Friday, August 1 at 11 a.m. Eastern Time. The toll free dial-in number for the call is (866) 686-6743. A replay of the call will be available through August 8, 2003 by dialing (888) 843-8996 and entering the conference call identification number of 7303973. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company's web site at http://www.associatedmaterials.com.

            *                      *                          *

Associated Materials is a leading manufacturer of exterior residential building products, which are distributed through 91 company-owned Supply Centers across the United States. The Company produces a broad range of vinyl siding and vinyl window product lines as well as vinyl fencing, decking and railing and vinyl garage doors. AMI is a privately held, wholly owned subsidiary of Associated Materials Holdings Inc., which is controlled by affiliates of Harvest Partners, Inc.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, medium-sized specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant additional capital available through its limited partners, which include numerous U.S., European and Asian industrial corporations and financial institutions. For more information on Harvest Partners please visit its web site at http://www.harvpart.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to Associated Materials that are based on the beliefs of Associated Materials' management. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," and similar expressions identify forward-looking statements. Such statements reflect the current views of Associated Materials' management with respect to Associated Materials' ability to consummate and profit from the acquisition of Gentek Holdings, including Associated Materials' ability to amend its existing credit facility, and to grow the Gentek brands as expected. Associated Materials' ability to profit from its initiatives will depend on a number of factors, including primarily customer acceptance of Gentek's products and the achievement of anticipated synergies. Such statements also reflect the current views of Associated Materials' management with respect to its operations and results of operations regarding the availability of consumer credit, interest rates, employment trends, levels of consumer confidence, consumer preferences, national and regional trends in new housing starts, raw material costs, pricing pressures, costs of environmental compliance, level of competition within our market, availability of alternative building products, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

For Further Information

At the Company:                         At Abernathy MacGregor Group Inc.:
D. Keith LaVanway                       Alison Brandt
Chief Financial Officer                 Media
(330) 922-2004                          (212) 371-5999

                                           ASSOCIATED MATERIALS INCORPORATED
                             Condensed Predecessor / Successor Statements of Operations (a)
                                                      (Unaudited)
                                                     (in thousands)
                                                                                                 One
                               Three                     Seventy-      Three                   Hundred       Seventy-
                               Months    Eighteen Days  Three Days     Months     Six Months   Eight Days   Three Days  Six Months
                               Ended         Ended        Ended         Ended       Ended        Ended        Ended       Ended
                              June 28,     April 18,     June 30,      June 30,    June 28,     April 18,    June 30,    June 30,
                               2003          2002          2002         2002        2003          2002         2002        2002
                          ---------------------------------------------------------------------------------------------------------
                             Succcessor   Predecessor    Successor    Combined    Successor   Predecessor   Successor   Combined
                             ----------   -----------    ---------    ---------   ---------   -----------   ---------   --------
Net sales
     Alside.................  $180,363      $50,897       $113,960    $164,857     $291,307    $161,959     $113,960    $275,919
     AmerCable..............         -        6,135              -       6,135            -      18,271            -      18,271
                              --------    ---------       --------    --------     --------    --------     --------    --------
         Total..............   180,363       57,032        113,960     170,992      291,307     180,230      113,960     294,190

Gross profit
     Alside.................    56,800       16,411         34,669      51,080       84,968      47,102       34,669      81,771
     AmerCable..............         -        1,048              -       1,048            -       2,777            -       2,777
                              --------    ---------       --------    --------     --------     -------     --------    --------
         Total..............    56,800       17,459         34,669      52,128       84,968      49,879       34,669      84,548

Selling, general and
 administrative expense
     Alside.................    33,704       11,508         21,667      33,175       65,014      41,080       21,667      62,747
     AmerCable..............         -          545              -         545            -       2,192            -       2,192
                              --------    ---------       --------    --------     --------     -------     --------    --------
         Total..............    33,704       12,053         21,667      33,720       65,014      43,272       21,667      64,939

Income from operations
     Alside.................    23,096        4,903         13,002      17,905       19,954      6,022        13,002      19,024
     AmerCable..............         -          503              -         503            -        585             -         585
                              --------    ---------       --------    --------     --------     -------     --------    --------
         Total..............    23,096        5,406         13,002      18,408       19,954      6,607        13,002      19,609

Interest, net...............     5,483          399          4,981       5,380       10,921      2,068         4,981       7,049
                              --------    ---------       --------    --------     --------     -------     --------    --------
Income from continuing
 operations before other
 non-operating expenses and
 income taxes...............    17,613        5,007          8,021      13,028        9,033      4,539         8,021      12,560
Merger transaction
 costs (b)..................         -        7,317              -       7,317            -      9,319             -       9,319
Debt extinguishment
 costs (c)..................         -            -          7,579       7,579            -          -         7,579       7,579
                              --------    ---------       --------    --------     --------     -------     --------    --------
Income (loss) from
 continuing operations
 before income taxes........    17,613      (2,310)            442     (1,868)        9,033    (4,780)           442     (4,338)

Income taxes................     7,309        1,928            183       2,111        3,749        977           183       1,160
                              --------    ---------       --------    --------     --------     -------     --------    --------
Net income (loss)
 from continuing
 operations.................    10,304      (4,238)            259     (3,979)        5,284    (5,757)           259     (5,498)
Loss from discontinued
 operations ................         -            -          (521)       (521)            -          -          (521)      (521)
                              --------    ---------       --------   ---------     --------   ---------     ---------  ---------
Net income (loss)...........   $10,304     $(4,238)         $(262)    $(4,500)       $5,284    $(5,757)        $(262)   $(6,019)
                              ========    =========       ========   =========     ========   =========     =========  =========

Reconciliation of net income
(loss) to EBITDA (d)(e):
Net income (loss)...........    10,304     $(4,238)          $(262)   $(4,500)       $5,284    $(5,757)        $(262)   $(6,019)
Interest  -Continuing
            operations......     5,483          399           4,981      5,380       10,921      2,068          4,981      7,049
          -Discontinued
            operations (f)..         -            -           1,213      1,213            -          -          1,213      1,213
Taxes     -Continuing
            operations......     7,309        1,928             183      2,111        3,749        977            183      1,160
          -Discontinued
            operations......         -            -           (370)      (370)            -          -          (370)      (370)
Depreciation and Amortization
          -Continuing
            operations......     2,795          990           1,397      2,387        5,512      3,969          1,397      5,366
          -Discontinued
            operations......         -            -             318        318            -          -            318        318
                              --------    ---------       ---------   --------     --------   ---------     ---------  ---------
EBITDA .....................   $25,891       $(921)          $7,460     $6,539      $25,466     $1,257         $7,460     $8,717
                              ========    =========       =========   ========     ========   =========     =========  =========

Selected Cash Flow Data:
Net cash provided by
 (used in) operating
 activities.................    $9,269     $(6,265)         $13,622     $7,357      $(4,257)  $(18,258)       $13,622   $(4,636)
Net cash used in investing
 activities.................   (3,506)        (479)       (352,724)  (353,203)       (5,841)    (3,597)     (352,724)  (356,321)
Net cash provided by
 (used in) financing
 activities.................   (6,600)            -         344,636    344,636         (908)      (245)       344,636    344,391
Net cash used in
 discontinued operations....         -            -         (1,076)    (1,076)             -          -       (1,076)    (1,076)

                                                  June 28,     December 31,
                                                   2003           2002
                                                 ----------------------------
Selected Balance Sheet Data:
Cash...........................................    $ 2,016      $ 13,022
Accounts receivable, net.......................     87,079        67,861
Inventory......................................     70,779        60,369
Accounts payable...............................     42,650        31,319
Accrued liabilities............................     33,502        34,319
Long-term debt.................................    241,500       242,408

     (a) Operating results prior to the merger completed on April 19, 2002, are presented as the Predecessor's results of operations and include 108 days from January 1, 2002 to April 18, 2002. Operating results subsequent to the merger are presented as the Successor's results of operations. For the 2002 periods presented this includes 73 days from April 19, 2002 to June 30, 2002. AmerCable's results are included in continuing operations of the Predecessor prior to the merger. Subsequent to the merger, AmerCable's results are treated as discontinued operations due to the Successor's decision to divest this division.

     (b) Merger transaction costs include investment banking and legal fees incurred by the Predecessor in conjunction with the strategic review process and subsequent merger transaction with Harvest Partners.

     (c) Debt extinguishment costs include $4.9 million for the extinguishment of substantially all of the Successor's assumed 9 1/4% senior subordinated notes and $2.7 million for the expense of financing fees related to an interim credit facility utilized for the merger, which was repaid shortly thereafter.

     (d) EBITDA is calculated as net income (loss) plus interest, taxes, depreciation and amortization. The Company considers EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included EBITDA because it believes it is used by certain investors as one measure of a company's ability to service its debt. EBITDA should be considered in addition to, not as a substitute for the Company's net income or loss or to cash flows as well as other measures of financial performance in accordance with accounting principles generally accepted in the United States. EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States. Therefore, EBITDA as presented by the Company, may not be comparable to similarly titled measures reported by other companies.

     (e) AmerCable's EBITDA is calculated as its net income (loss) plus interest, taxes, depreciation and amortization. For the periods presented above AmerCable's EBITDA is calculated as follows:

                                                                                                One
                                                                      Seventy-     Three       Hundred      Seventy-
                                                          Eighteen   Three Days    Months     Eight Days   Three Days   Six Months
                                                         Days Ended    Ended       Ended        Ended        Ended        Ended
                                                          April 18,   June 30,    June 30,    April 18,     June 30,    June 30,
                                                            2002        2002        2002        2002          2002        2002
                                                         ------------------------------------------------------------------------
                                                         Predecessor  Successor   Combined   Predecessor   Successor    Combined
                                                         -----------  ---------   --------   -----------   ---------    --------
Reconciliation of net income (loss) to EBITDA:
Net income (loss) ....................................          $309     $(521)     $(212)        $  359      $(521)      $(162)
Interest  -Discontinued operations (f)................             -      1,213      1,213             -       1,213       1,213
Taxes     -Continuing operations......................           194          -        194           226           -         226
          -Discontinued operations....................             -      (370)      (370)             -       (370)       (370)
Depreciation and Amortization
          -Continuing operations......................           158          -        158           635           -         635
          -Discontinued operations....................             -        318        318             -         318         318
                                                             -------    -------    -------       -------     -------     -------
EBITDA ..............................................           $661     $  640     $1,301        $1,220      $  640      $1,860
                                                             =======    =======    =======       =======     =======     =======

     (f) Includes accelerated amortization of $0.8 million of debt issuance costs as a result of using the proceeds from the sale of AmerCable to permanently reduce the credit facility.